UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 20, 2016

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	Spire Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 8.01 Other Events.

On June 20, 2016, Spire Inc. (the "Company") entered into a Master Note Purchase Agreement, dated as of June 20, 2016 (the "Note Purchase Agreement"), among the Company and certain institutional purchasers (the "Note Purchasers") pursuant to which the Company will issue and sell to the Note Purchasers in a private placement exempt from registration under the Securities Act of 1933, as amended, (i) $35 million in aggregate principal amount of its unsecured Series 2016 Senior Notes, Tranche A, due 2021 (the “Tranche A Notes”) and (ii) $130 million in aggregate principal amount of its unsecured Series 2016 Senior Notes, Tranche B, due 2026 (the “Tranche B Notes” and collectively with the Tranche A Notes, the "Notes").  The net proceeds from the sale of the Notes will be used, together with cash on hand, short-term debt and proceeds from the Company’s sale last month of common stock, to fund the previously announced acquisition (the “Acquisition”) by the Company from Sempra U.S. Gas & Power, LLC of all of the outstanding shares of EnergySouth, Inc., the parent of Mobile Gas Service Corporation and Willmut Gas & Oil Company.

The Company will give the Note Purchasers three business days’ notice of a closing date for the issuance and sale of the Notes (the “Closing Date”), which is expected to occur concurrently with or up to three business days prior to the closing of the Acquisition but may not occur later than December 31, 2016. If the Acquisition does not occur within three business days of the Closing Date, on the next business day, the proceeds from the issuance and sale of the Notes, together with accrued interest on the Notes from the Closing Date, will be returned to the Note Purchasers and the Notes will be cancelled. If the Acquisition is terminated for any reason prior to the Closing Date, the Note Purchase Agreement will terminate and the Notes will not be issued. The Company expects closing of the Acquisition to occur in 2016, subject to customary closing conditions and regulatory approvals.

The Tranche A Notes will mature on September 1, 2021 and the Tranche B Notes will mature on the first day of the month in which the tenth anniversary of the Closing Date falls. Depending on the Closing Date, the Tranche A Notes and Tranche B Notes will bear interest at a rate per annum of between 2.49% and 2.61% and between 3.11% and 3.19%, respectively, which interest shall be paid semiannually in each case. The Note Purchase Agreement contains affirmative and negative covenants customary for such agreements, including, among other things, limitations on certain types of acquisitions, investments, and sales of property.  It also contains a financial covenant limiting the Company’s consolidated indebtedness to 70% of its consolidated capitalization.  In addition, it contains customary events of default, including, without limitation, payment defaults, covenant defaults, material inaccuracy of representations and warranties, certain events of bankruptcy and insolvency, cross defaults to other indebtedness of the Company in excess of $25 million, and the entry of certain judgments not appealed or satisfied.

The Note Purchase Agreement provides that the Company may at its option prepay at any time all, or from time to time any part of, either tranche of the Notes in an amount not less than 5% of the original aggregate principal amount of such tranche to be repaid in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus a “make-whole amount” determined for the prepayment date with respect to such principal amount.  The make-whole amount is an amount equal to the excess, if any, of the discounted value of the remaining scheduled payments with respect to the principal amount of the tranche of the Notes to be prepaid over the principal amount of such tranche, with the discounted value based on a discount factor equal to 0.50% over the yield to maturity of U.S. Treasury securities having a remaining average life comparable to the principal amount to be prepaid.  The Company is required to offer to repay each tranche of the Notes at par upon a "change of control" of the Company as specified in the Note Purchase Agreement.

The Company may also, at its option, issue one or more additional series of senior unsecured notes pursuant to the Note Purchase Agreement in the future. However, the Company has no current plans to issue, and the Note Purchasers are not obligated to purchase, any such additional notes.

On June 20, 2016, the Company issued a press release announcing that it had finalized the terms of the private placement described above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1    Press release dated June 20, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spire Inc.
Date: June 20, 2016	By:	/s/ Steven P. Rasche
Steven P. Rasche Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number        Description
99.1            Press release dated June 20, 2016.